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                                                                  EXHIBIT 11.01

                       XCELLENET, INC. AND SUBSIDIARIES

               Computation of Earnings Per Share of Common Stock
             For the Years Ended December 31, 1997, 1996 and 1995
                   (amounts in thousands, except per share)

                                                   For the Year Ended
                                                       December 31,
                                                --------------------------
                                                  1997     1996     1995
                                                -------- -------- --------
Basic weighted average number of common
  shares outstanding                               8,035    7,229    7,387

Add  - Shares of common stock assumed
  issued upon exercise of stock options
  using the "treasury stock" method as it
  applies to the computation of
  diluted earnings per share                         657      686    1,093
                                                -------- -------- --------

Diluted weighted average shares outstanding        8,692    7,915    8,480
                                                 =======  =======  =======

Net earnings used in the computation of basic
and diluted earnings per share                    $3,145   $    -   $3,802
                                                 =======  =======  =======
Earnings per share:

    Basic                                          $0.39   $    -    $0.51
                                                 =======  =======  =======

    Diluted                                        $0.36   $    -    $0.45
                                                 =======  =======  =======